Exhibit 10.1

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 15, 2007 (the “Agreement Date”), is made by and between CELL THERAPEUTICS, INC., a Washington corporation (“Buyer”), and BIOGEN IDEC INC., a Delaware corporation (“Seller”).

WHEREAS, Seller and certain of Seller’s Affiliates (as defined below) manufacture, market, sell and distribute in the United States the Product (as defined below);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain Purchased Assets (as defined below) related to the Product in the United States, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the purchase and sale of the Purchased Assets, Buyer and Seller desire to enter into certain arrangements with respect to the Purchased Assets in the United States as expressly contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Action” means any claim, dispute, action (including any action seeking injunctive or other equitable relief), arbitration, mediation, litigation, proceeding, suit or governmental investigation and any appeal therefrom.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Assigned Contracts” mean the Contracts listed on Schedule 5.8, but only to the extent noted on Schedule 5.8 (i.e., as to certain listed Contracts, not all rights and obligations are being assigned – as more fully noted on Schedule 5.8); provided, however, that notwithstanding any provision herein to the contrary, where the consent of any other Person is necessary (as identified on Schedule 5.8) in order for any interest of Seller or any of Seller’s Affiliates in any such Contract to be assigned to Buyer, such Contract shall not be deemed to be an Assigned Contract unless and until either (i) such consent is obtained or (ii) Buyer and Seller separately agree (i.e., outside of this Agreement and the arrangements contemplated hereby, including the Contract Assignment and Assumption Agreement) to include such Contract as an Assigned Contract.

“Assumed Contractual Obligations” mean the obligations of Seller or any of Seller’s Affiliates under the Assigned Contracts from and after the Closing Date; provided, however, that Assumed Contractual Obligations shall not include any obligations that arise due to a breach or default under the Assigned Contracts prior to Closing.

“Biosimilar Product” means a biosimilar product approved by the FDA based upon reference to the prior approval of the Product (and the clinical data supporting such approval) to which such biosimilar product is therapeutically equivalent.

“Books and Records” mean all pricing lists, customer lists, material customer correspondence and related material books and records used solely and specifically with respect to the Product in the United States by Seller or any of Seller’s Affiliates, but in each instance only to the extent in existence as of the Closing Date and readily within the possession or control of Seller or any of Seller’s Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted or required to close by any Governmental Rule.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“CMS-HHS” means the Centers for Medicare & Medicaid Service of the United States Department of Health and Human Services.

“Commercialization” means any (i) sales of the Product or Finished US Goods, or any portion of any of the foregoing, for ultimate use in the United States or (ii) other commercial activities related to the Product in the United States.

“Confidential Information” means information which is confidential or proprietary to the Disclosing Party, including know-how, scientific information, the terms of this Agreement or any other Transaction Document, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including

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discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans and all other intellectual property; provided, however, that Confidential Information shall not include the following: (i) information of a Disclosing Party that is known to a Receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof, unless a proprietary interest in such information is transferred to the Disclosing Party pursuant to this Agreement or any other Transaction Document; (ii) information that is independently developed by employees, agents or independent contractors of a Receiving Party or its Affiliates without reference to or reliance upon the information furnished by the Disclosing Party, as evidenced by written records or other competent proof, unless a proprietary interest in such information is transferred to the Disclosing Party pursuant to this Agreement or any other Transaction Document; (iii) information disclosed to a Receiving Party or its Affiliates by a third Person that has a right to make such disclosure; or (iv) any other information that is or becomes part of the public domain through no fault or negligence of the Receiving Party.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 26, 2007, by and between Buyer and Seller.

“Contracts” mean contracts, leases, indentures, agreements, notes, bonds, loans, instruments, conditional sale contracts, mortgages, licenses, purchase orders and all other legally binding arrangements or commitments, whether written or oral or in existence on the Agreement Date or subsequently entered into, including all amendments thereto.

“Contract Assignment and Assumption Agreement” means the assignment and assumption agreement to be executed and delivered by Buyer and Seller at the Closing substantially in the form of Exhibit A.

“Customer Orders” mean orders for Finished US Goods from customers of Seller or any of Seller’s Affiliates in the United States.

“Disclosing Party” has the meaning set forth in Section 9.6(a).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer concurrently with delivering this Agreement.

“Disputes” has the meaning set forth in Section 5.10(d).

“Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge or any similar encumbrance of any nature whatsoever.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Intellectual Property” means: (i) the Licensed Patents; (ii) the Sublicensed Patent Rights; (iii) the Sublicensed Patent Rights Agreements; (iv) the Seller Trade Dress; (v) the Seller Trademarks; (vi) any computer programs and software; and (vii) any other copyrights, Patents, trade dress, Trademarks or other intellectual property that does not relate solely and specifically to the development, manufacture, marketing, sale or distribution of the Product (except as expressly included in the Product Intellectual Property).

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“FDA” means the United States Food and Drug Administration.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Finished US Goods” mean kits containing the Product labeled and ready for distribution and sale to end-users in the United States, as contemplated by the definition for such term in the Supply Agreement; provided, however, that for purposes of this Agreement, such term shall also include any single such kit containing one of the constituent parts of the Product.

“General Assignment and Assumption Agreement” means the assignment and assumption agreement to be executed and delivered by Buyer and Seller at the Closing substantially in the form of Exhibit B.

“General Assignment and Bill of Sale” means the assignment and bill of sale to be executed and delivered by Seller at the Closing substantially in the form of Exhibit C.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality of applicable jurisdiction, whether domestic or foreign.

“Governmental Rule” means any applicable law, judgment, order, award, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 12.6(a).

“Indemnifying Party” has the meaning set forth in Section 12.6(a).

“Integrity Agreement” means a corporate integrity agreement to be entered into by and between Buyer and OIG-HHS.

“Knowledge of Seller” means the actual knowledge of Faheem Hasnain.

“Liabilities” mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Governmental Rule, Contract or otherwise.

“License Agreement” means the license agreement to be executed and delivered by Buyer and Seller at the Closing substantially in the form of Exhibit D.

“License-Back Agreement” means the license-back agreement to be executed and delivered by Buyer and Seller at the Closing substantially in the form of Exhibit E.

“Licensed Patents” mean the Patents listed on Schedule 5.10.

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“Losses” mean any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses, including reasonable attorneys’ fees and litigation expenses.

“Manufacturing Confidential Information” means Confidential Information relating to the manufacture or supply of the Product or Finished US Goods, or any portion of any of the foregoing, including Product Manufacturing Technology (as defined in the Supply Agreement), that is (i) disclosed to Buyer or any of its Affiliates by Seller or any of its Affiliates (including through observation by Buyer or any of its Affiliates) and (ii) maintained as confidential by Seller and its Affiliates prior to such disclosure; provided, however, that Manufacturing Confidential Information shall not include (x) information disclosed to Buyer or any of its Affiliates by a third Person (excluding, for this purpose, Seller or any of its Affiliates) that has a right to make such disclosure or (y) any other information that is or becomes part of the public domain through no fault or negligence of Buyer or any of its Affiliates or any third party manufacturer engaged by Buyer or any of its Affiliates.

“Material Adverse Effect” means a change, circumstance or effect that has had a materially adverse effect on the Purchased Assets taken as a whole, but excluding any change, circumstance or effect caused by or relating to: (i) changes in conditions generally affecting (A) the healthcare or biotechnology industry or (B) the United States or world economy or securities markets; (ii) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby, including any loss of employees, suppliers or customers resulting therefrom; (iii) changes in any Governmental Rule or generally accepted accounting principles or interpretations thereof; (iv) any act of civil unrest, war or terrorism; or (v) a decline in revenues of or orders for the Product.

“Milestone Events” has the meaning set forth in Section 3.3.

“Milestone Payments” has the meaning set forth in Section 3.3.

“NDC Number” means either of the national drug code numbers associated with the Product as of the Agreement Date, No. 64406-104-04 or No. 64406-103-03.

“OIG-HHS” means the Office of Inspector General of the United States Department of Health and Human Services.

“Patent Assignment” means the patent assignment to be executed and delivered by Seller at the Closing substantially in the form of Exhibit F.

“Patents” mean all United States patents and patent applications, including reissues, divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Post-BLA Clinical Trial Records” mean all final reports and other material records for clinical studies with respect to the Product in the United States, but in each instance only to the

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extent: (i) in existence as of the Closing Date; (ii) readily within the possession of, and controlled and transferable by, Seller or any of Seller’s Affiliates; and (iii) relating to any study that commenced after February 19, 2002.

“Post-Closing Liabilities” has the meaning set forth in Section 2.3(a).

“Pre-Closing Liabilities” has the meaning set forth in Section 2.3(b).

“Product” means the pharmaceutical product currently marketed and sold as ZEVALIN® (Ibritumomab Tiuxetan), consisting of Indium-111 Ibritumomab Tiuxetan and Yttrium-90 Ibritumomab Tiuxetan, as such term is more particularly defined in the Supply Agreement.

“Product Domain Names” mean the Internet domain names listed on Schedule 5.10.

“Product Intellectual Property” means: (i) the Product Domain Names; (ii) the Product Patents; (iii) the Product Trade Dress; and (iv) the Product Trademarks.

“Product Marketing Materials” mean all sales training, marketing and other promotional materials used solely and specifically with respect to the Product in the United States by Seller or any of Seller’s Affiliates, but in each instance only to the extent in existence as of the Closing Date and readily within the possession or control of Seller or any of Seller’s Affiliates.

“Product Patents” mean the United States patents and patent applications listed on Schedule 5.10, including reissues, divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefor.

“Product Trade Dress” means the current trade dress of the Product, but excluding Seller Trade Dress.

“Product Trademarks” mean the Trademarks listed on Schedule 5.10.

“Product Toll-Free Number” means the 1-866-298-8433 telephone number.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Rebates” mean all payments, rebates, reimbursements, administrative fees or chargebacks due (i) under any state or federal program in the United States (including Medicaid) or (ii) to customers in the United States under any private party managed care Contract or under any other Contract or program of any nature whatsoever with private Persons.

“Receiving Party” has the meaning set forth in Section 9.6(a).

“Regulatory Applications/Approvals” mean Biologics License Application No. 125019, as initially approved by the FDA on February 19, 2002, and all supplements,

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amendments and revisions thereto, whether approved or not, together with all supporting documents and clinical studies referenced in any such applications and relating solely and specifically to the Product and all annual reports and postmarketing fifteen (15)-day alerts submitted since the most recent such annual report with respect thereto, but in each instance only to the extent: (i) in existence as of the Closing Date; (ii) in the possession of, and controlled and transferable by, Seller or any of Seller’s Affiliates; and (iii) not necessary or appropriate to be retained by Seller in order for Seller to (A) manufacture the Product under the terms of the Supply Agreement or the Schering Supply Agreement or (B) perform obligations following the Closing where performance is expected to be transitioned to Buyer pursuant to the Services Agreement.

“Regulatory Files” mean (i) all adverse event reports and other data, information and materials relating to adverse experiences solely and specifically with respect to the Product in the United States and (ii) all material correspondence between Seller or any of Seller’s Affiliates, on the one hand, and any Governmental Entity, on the other hand, relating solely and specifically to the Product in the United States, including any safety reports or updates, complaint files and product quality reviews, but in each instance only to the extent: (x) in existence as of the Closing Date; (y) in the possession or control of Seller or any of Seller’s Affiliates; and (z) not necessary or appropriate to be retained by Seller in order for Seller to (A) manufacture the Product under the terms of the Supply Agreement or the Schering Supply Agreement or (B) perform obligations following the Closing where performance is expected to be transitioned to Buyer pursuant to the Services Agreement.

“Schering” means Schering Aktiengesellschaft, a German corporation.

“Schering License Agreement” means that certain Collaboration & License Agreement, dated June 9, 1999, by and between Schering and IDEC Pharmaceuticals Corporation, as amended by that certain First Amendment to Collaboration & License Agreement, dated July 13, 2004, by and between Schering and Seller and that certain letter agreement amendment, dated September 16, 2005, by and between Schering and Seller, as the same may be amended from time to time (so long as any such amendment does not provide Schering or any successor or assignee with a right to offer to sell, sell, import or distribute the Product in the United States).

“Schering Pharmacovigilance Agreement” means that certain Pharmacovigilance Agreement, dated April 30, 2003, by and between Schering and IDEC Pharmaceuticals Corporation, as the same may be amended from time to time (so long as any such amendment does not provide Schering or any successor or assignee with a right to offer to sell, sell, import or distribute the Product in the United States).

“Schering Supply Agreement” means that certain Supply Agreement, dated June 9, 1999, by and between Schering and IDEC Pharmaceuticals Corporation, as amended by that certain letter agreement amendment, dated December 16, 2004, by and between Schering and Seller, as the same may be amended from time to time (so long as any such amendment does not provide Schering or any successor or assignee with a right to offer to sell, sell, import or distribute the Product in the United States).

“Security Agreement” means a security agreement to be executed and delivered by Seller and Buyer at the Closing substantially in the form of Exhibit G.

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“Seller” has the meaning set forth in the introductory paragraph.

“Seller Cap Amount” has the meaning set forth in Section 12.2(b)(ii).

“Seller Indemnified Parties” has the meaning set forth in Section 12.3.

“Seller Trade Dress” means the lay-out, designs and coloring used on the packaging of the Product to the extent used on other product packaging of Seller or any of Seller’s Affiliates.

“Seller Trademarks” mean: (i) the “Biogen Idec” name or any variations thereof; (ii) the names “Biogen”, “Idec” and all formatives and derivatives thereof, all composite marks including such names or any such formatives or derivatives and any colorable imitation of any of the foregoing; and (iii) all Trademarks, other than the Product Trademarks, used by Seller or any of Seller’s Affiliates in connection with the manufacture, marketing, sale and distribution of the Product.

“Services Agreement” means a services agreement to be executed and delivered by Seller and Buyer at the Closing substantially in the form of Exhibit H.

“Sublicense Agreements” mean the sublicense agreements or other arrangements with respect to the Sublicensed Patent Rights under the Sublicensed Patent Rights Agreements to be executed and delivered by Buyer and Seller at the Closing in the forms prepared pursuant to Section 9.4(a), all of which are intended to “pass-through” the applicable obligations (including economic arrangements) of the Sublicensed Patent Rights Agreements from Seller to Buyer (i.e., without any premium or surcharge payable by Buyer to Seller). Sublicense Agreements shall include, as applicable, all amendments or novations of Sublicensed Patent Rights Agreements necessary to achieve such pass-through.

“Sublicensed Patent Rights” mean the rights of Seller or any of Seller’s Affiliates to Patents under the Sublicensed Patent Rights Agreements, but solely to the extent that such rights relate solely and specifically to the development, manufacture or sale of the Product in the United States where such Product will only be sold to, or used by, end-users in the United States.

“Sublicensed Patent Rights Agreements” mean those certain license agreements to which Seller or any of Seller’s Affiliates is a party listed on Schedule 5.10.

“Submission Window” has the meaning set forth in Section 6.6.

“Supply Agreement” means a supply agreement to be executed and delivered by Seller and Buyer at the Closing substantially in the form of Exhibit I.

“Tax” means all domestic and foreign taxes and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration,

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information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Third Party Claim” has the meaning set forth in Section 12.6(b).

“Trademark Assignment” means the trademark assignment to be executed and delivered by Seller at the Closing substantially in the form of Exhibit J.

“Trademarks” mean all United States trademarks, trade names, brand names, logotypes, symbols, service marks, Internet domain names and the goodwill of the business symbolized thereby, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof.

“Transaction Documents” mean this Agreement, the Contract Assignment and Assumption Agreement, the General Assignment and Assumption Agreement, the General Assignment and Bill of Sale, the License Agreement, the License-Back Agreement, the Patent Assignment, the Security Agreement, the Services Agreement, the Supply Agreement, the Sublicense Agreements, the Trademark Assignment and the Transition Services Agreement.

“Transition Services Agreement” means a transition services agreement to be executed and delivered by Seller and Buyer at the Closing substantially in the form of Exhibit K.

“United States” means the United States of America, together with all of its territories and possessions, and the Commonwealth of Puerto Rico.

“USPTO” means the United States Patent and Trademark Office.

“Yearly Net Sales Amount” means, with respect to the applicable calendar year, the total amount invoiced by Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) for sales of the Product or Finished US Goods, or any portion of any of the foregoing, to third parties in bona fide arm’s length transactions less the following deductions, in each case related specifically to the Product or Finished US Goods, or any portion of any of the foregoing, as applicable, and actually taken by such third parties and not otherwise recovered or reimbursed to Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates): (i) the actual cost of such Product or Finished US Goods, or any portion of any of the foregoing, paid to Seller pursuant to the Supply Agreement; (ii) credits or refunds for actual returns of such Product or Finished US Goods, or any portion of any of the foregoing; (iii) Rebates for the purchase of such Product or Finished US Goods, or any portion of any of the foregoing; (iv) sales, use or similar Taxes directly related to the sale of such Product or Finished US Goods, or any portion of any of the foregoing, but only to the extent added to the sales price and separately set forth as such in the total invoiced amount; and (v) freight, packing and handling charges to the extent directly related to the sale of such Product or Finished US Goods, or any portion of any of the foregoing, but only to the extent added to the sales price and separately set forth as such in the total invoiced amount. The gross invoiced amounts referred to in the foregoing sentence exclude amounts

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invoiced among Buyer, its Affiliates and its licensees for quantities of Product or Finished US Goods, or any portion of any of the foregoing, for resale (i.e., where the resale is included in the Yearly Net Sales Amount). If any of the Product or Finished US Goods, or any portion of any of the foregoing, is ever sold for compensation other than cash or in a transaction which is not arm’s length, or if Product or Finished US Goods, or any portion of any of the foregoing, would otherwise reach patients or end-users without a sale thereof being included in the calculation of the Yearly Net Sales Amount (other than pursuant to any clinical trial, commercially reasonable sampling program, compassionate use program or the like), then the then-current gross list price of such Product or Finished US Goods, or any applicable portion of any of the foregoing, shall be used in calculating, for the quantities at issue, the Yearly Net Sales Amount.

“Yearly Royalty Payment” has the meaning set forth in Section 3.4(a).

“Yearly Royalty Payment Expiration Date” has the meaning set forth in Section 3.4(c).

Section 1.2 Interpretation.

(a) When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b) Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c) All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specifically set forth herein.

(d) This Agreement shall be deemed drafted jointly by Buyer and Seller and shall not be specifically construed against either party based on any claim that such party or its counsel drafted this Agreement.

Section 1.3 Currency. All currency amounts referred to in this Agreement are in United States Dollars unless otherwise specified.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, and shall cause certain of Seller’s Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, all right, title and interest of Seller or any of Seller’s Affiliates in, to and under the Purchased Assets.

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Section 2.2 Purchased Assets.

(a) “Purchased Assets” means the following properties, assets and rights of Seller or any of Seller’s Affiliates:

(i) the Assigned Contracts;

(ii) the Books and Records;

(iii) the Post-BLA Clinical Trial Records;

(iv) the Product Domain Names;

(v) the Product Marketing Materials;

(vi) the Product Patents;

(vii) the Product Toll-Free Number;

(viii) the Product Trade Dress;

(ix) the Product Trademarks;

(x) the Regulatory Applications/Approvals;

(xi) the Regulatory Files; and

(xii) all unfilled Customer Orders as of the Closing Date (i.e., Customer Orders to the extent that (A) the Finished US Goods at issue have not been shipped to the applicable customer as of the Closing Date and (B) Buyer (rather than Seller or any of its Affiliates) would be paid by the applicable customer after shipment by Buyer following the Closing Date), a list of which shall be provided to Buyer within ten (10) Business Days after the Closing Date.

(b) Notwithstanding the foregoing, or any other provision herein to the contrary, Buyer and Seller expressly agree and acknowledge that the Purchased Assets shall not include any of the following (collectively, the “Excluded Assets”):

(i) any tangible property (except as expressly included in the Purchased Assets above);

(ii) the Schering License Agreement, the Schering Pharmacovigilance Agreement and the Schering Supply Agreement;

(iii) the right to sue under any of the Purchased Assets for events or circumstances occurring prior to the Closing Date;

(iv) the Excluded Intellectual Property; and

(v) all properties, assets and rights of Seller or any of Seller’s Affiliates other than the Purchased Assets.

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(c) Buyer acknowledges and agrees that Seller and any of Seller’s Affiliates may retain (and be entitled to use the information in) copies of any or all parts of the documentation that Seller or any of Seller’s Affiliates deliver to Buyer hereunder or that otherwise constitute Purchased Assets: (i) for archival purposes; (ii) to fulfill or otherwise dispose of any of the Pre-Closing Liabilities; (iii) to fulfill or otherwise dispose of any of Seller’s or any of Seller’s Affiliates rights or obligations under the Security Agreement, the Services Agreement, the Supply Agreement or the Transition Services Agreement; (iv) for use in connection with any pending or threatened Action; (v) to fulfill or otherwise dispose of any of Seller’s or any of Seller’s Affiliates obligations under the Schering License Agreement, the Schering Pharmacovigilance Agreement or the Schering Supply Agreement; or (vi) for such other purposes as Seller may reasonably request, subject to Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.3 Pre-Closing and Post-Closing Liabilities. Except (i) as otherwise provided in the Supply Agreement and (ii) for such allocations of liability between the parties as are expressly set forth in the Services Agreement and the Transition Services Agreement:

(a) Buyer, and not Seller or any of its Affiliates, shall be liable, as between Seller and its Affiliates on the one hand and Buyer and its Affiliates on the other hand, for any and all Liabilities and Actions to the extent arising in connection with the Commercialization, the Purchased Assets or any acts or omissions of Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) related thereto from and after the Closing Date, including Assumed Contractual Obligations (collectively, the “Post-Closing Liabilities,” as further illustrated by subsections (c) and (d) below); provided, however, that Post-Closing Liabilities shall specifically not include any manufacturing or purchase orders for materials delivered to or on behalf of Seller prior to the Closing Date or any rebates to be paid on Product sales made prior to the Closing Date;

(b) Seller, and not Buyer or any of its Affiliates, shall be liable, as between Buyer and its Affiliates on the one hand and Seller and its Affiliates on the other hand, for any and all Liabilities and Actions to the extent arising in connection with the Commercialization, the Purchased Assets or any acts or omissions of Seller or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) related thereto prior to the Closing Date (collectively, the “Pre-Closing Liabilities,” as further illustrated by subsections (c) and (d) below), and Buyer will not assume or be responsible for any Pre-Closing Liabilities; provided, however, that any manufacturing or purchase orders for materials delivered to or on behalf of Seller prior to the Closing Date and any rebates to be paid on Product sales made prior to the Closing Date shall also be specifically included in Pre-Closing Liabilities; and

(c) For the avoidance of doubt, by way of example, the Post-Closing Liabilities shall include any Liabilities and Actions to the extent arising in connection with any quantities of Product sold (or in the alternative, if Product at issue was not sold, then

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administered to or taken by a patient) in the United States after the Closing Date, and the Pre-Closing Liabilities shall include any Liabilities and Actions to the extent arising in connection with any quantities of Product sold (or in the alternative, if Product at issue was not sold, then administered to or taken by a patient) prior to the Closing Date. It is hereby acknowledged that an Action initiated by a patient taking Product in the United States both before and after the Closing may involve both Pre-Closing Liabilities and Post-Closing Liabilities, in which event the parties shall cooperate with one another to determine and implement an appropriate strategy for defending against any related Actions.

(d) For the avoidance of doubt, by way of example, the Post-Closing Liabilities (and the Assumed Contractual Obligations) shall include (and the Pre-Closing Liabilities shall exclude) any payment obligation that first becomes due and payable under an Assigned Contract after the Closing Date, even to the extent that such payment obligation may relate to activities under such Assigned Contract that are substantially performed before the Closing Date.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price for the Purchased Assets shall be Ten Million Dollars ($10,000,000) in cash (the “Purchase Price”), which shall be payable at the Closing in accordance with Section 4.2(b).

Section 3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with any Governmental Rule and as otherwise agreed upon in writing by the parties. Buyer and Seller each agree to (i) report (and to cause its respective Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with any Governmental Rule and with the terms of this Agreement (including the allocation agreed upon in writing by the parties) and (ii) not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise.

Section 3.3 Milestone Payments. In addition to the Purchase Price and the Yearly Royalty Payments, within thirty (30) days after each of the Milestone Events Buyer shall pay to Seller the corresponding Milestone Payment by wire transfer in immediately available funds to an account or accounts designated in writing by Seller. The Milestone Events and the corresponding Milestone Payments are as follows:

“Milestone Events”	“Milestone Payments”
Approval from the FDA to expand the labeling for the Product with respect to an aggressive non-Hodgkin’s lymphoma indication	$10,000,000

Approval from the FDA to expand the labeling for the Product with respect to an indolent non-Hodgkin’s lymphoma indication	$10,000,000

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Buyer acknowledges and agrees that more than one of the Milestone Events could occur in any calendar year and that such an occurrence would not reduce any of the applicable Milestone Payments.

Section 3.4 Yearly Royalty Payments.

(a) In addition to the Purchase Price and the Milestone Payments, on or before March 1 of each calendar year starting with March 1, 2008 and continuing until March 1 of the calendar year following the Yearly Royalty Payment Expiration Date, Buyer shall pay to Seller the Yearly Royalty Payment for the preceding calendar year by wire transfer in immediately available funds to an account or accounts designated in writing by Seller. The “Yearly Royalty Payment” shall be equal to a percentage of the Yearly Net Sales Amount for the preceding calendar year as follows (noting, for this purpose, that the Yearly Royalty Payment will be the sum of the two separate amounts if and when more than one percentage calculation applies in calendar years 2007 through 2013):

Yearly Net Sales Amount	Percentage
For calendar years 2007 through 2010 and that increment of the Yearly Net Sales Amount below $250,000,000	[***]

For calendar years 2007 through 2010 and that increment of the Yearly Net Sales Amount equal to or in excess of $250,000,000	[***]

For calendar years 2011 through 2013 and that increment of the Yearly Net Sales Amount below $250,000,000	[***]

For calendar years 2011 through 2013 and that increment of the Yearly Net Sales Amount equal to or in excess of $250,000,000	[***]

For calendar years 2014 or later and all increments of the Yearly Net Sales Amount	[***]

(b) Assuming a Closing, then on or before March 1 of each calendar year starting with March 1, 2008 and continuing until March 1 of the calendar year following the Yearly Royalty Payment Expiration Date, Buyer shall deliver to Seller a written report, certified as accurate by an officer of Buyer, stating the Yearly Net Sales Amount for the preceding calendar year (but only for that period following the Closing Date in the instance of 2007) and the Yearly Royalty Payment for the preceding calendar year. In no event shall the receipt or acceptance by Seller of such report or a Yearly Royalty Payment prevent Seller from subsequently challenging the validity or accuracy of such report or a Yearly Royalty Payment. Buyer shall keep, and require its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) to keep, full, complete and proper records and accounts of all sales of the Product or Finished US Goods, or any portion of any of the foregoing, in sufficient detail to enable the Yearly Royalty Payment to

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be determined. Seller shall have the right to appoint an independent certified public accounting firm approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) to audit the records of Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) as necessary to verify a Yearly Royalty Payment. Buyer shall pay to Seller an amount equal to any additional portion of a Yearly Royalty Payment to which Seller is entitled as disclosed by such audit plus a late charge thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at Seller’s expense; provided, however, that if such audit discloses that Seller was underpaid a Yearly Royalty Payment by at least five percent (5%), then Buyer shall reimburse Seller for the reasonable costs of such audit. Seller may exercise its right to audit as to each of Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) no more frequently than once in any calendar year or more than once in respect of any calendar year, and the accounting firm performing such audit shall execute a confidentiality agreement enforceable by Buyer that prohibits the accounting firm from divulging information obtained in connection with the audit (other than the disclosure to Seller of information relating to the accuracy of the Yearly Royalty Payment). Any such audit shall be permitted during business hours within fifteen (15) days of Buyer’s receipt of Seller’s notice to proceed with an audit. Buyer shall preserve and maintain, and cause its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) to preserve and maintain, all books and records required for such an audit for a period of at least five (5) years after the calendar year to which the books and records apply.

(c) For the calendar year in which the Yearly Royalty Payment Expiration Date occurs, the Yearly Net Sales Amount shall only be calculated for that portion of such calendar year prior to the Yearly Royalty Payment Expiration Date. The “Yearly Royalty Payment Expiration Date” means the latest of: (i) the expiration date of the last to expire of any of the Product Patents, the Licensed Patents or the Patents for which a sublicense has been granted to Buyer under the Sublicense Agreements; (ii) the day on which a third Person begins to lawfully sell a Biosimilar Product in the United States of America; or (iii) December 31, 2015.

Section 3.5 Transfer Taxes. All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby, to the extent payable to any Governmental Entity, shall be borne by Buyer. Notwithstanding the foregoing, Buyer and Seller shall each be obligated for any Taxes to the extent payable or assessed based upon the income or worth of such party.

ARTICLE IV

THE CLOSING

Section 4.1 Closing Date. The closing of the sale and transfer of the Purchased Assets (the “Closing”) shall take place at Seller’s offices at 5200 Research Place, San Diego, California 92122, on the first Business Day following the date on which all of the conditions to each party’s obligations under Article X have been satisfied or waived, or at such other date or place as may be mutually agreed to by Buyer and Seller (such date of the Closing being the “Closing Date”).

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Section 4.2 Closing Activities.

(a) At the Closing, (i) Seller shall deliver or cause to be delivered to Buyer each of the items referred to in Section 10.2(a), (b) and (d), in each case appropriately executed, and (ii) Buyer shall deliver or cause to be delivered to Seller each of the items referred to in Section 10.3(a), (b) and (c), in each case appropriately executed.

(b) At the Closing, Buyer shall deliver or cause to be delivered to Seller payment of the Purchase Price by wire transfer in immediately available funds to an account or accounts designated in writing by Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, except as set forth on the Disclosure Schedule, as follows:

Section 5.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and Seller’s Affiliates has the requisite power and authority to own the Purchased Assets, as the case may be, and to carry on its business with respect to the Product as currently conducted. Each of Seller and Seller’s Affiliates is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

Section 5.2 Authority; Execution and Delivery. Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by Seller and, as applicable, Seller’s Affiliates. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 5.3 No Violation; Consents. The execution and delivery of this Agreement or any of the Transaction Documents by Seller and, as applicable, Seller’s Affiliates do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof by Seller and such Seller’s Affiliates will not: (i) violate any Governmental Rule to which Seller and such Seller’s Affiliates are subject; (ii) breach or violate any provision of the Certificate of Incorporation or Bylaws of Seller or such Seller’s Affiliates; (iii) conflict with any Assigned Contract, except for such violations or conflicts which would not have a

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Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder; or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder.

Section 5.4 Title to Purchased Assets. Seller or any of Seller’s Affiliates has good and valid title to each of the Purchased Assets, as the case may be, free and clear of all Encumbrances other than imperfections of title or other Encumbrances that, individually or in the aggregate with other such imperfections or other such Encumbrances, would not have a Material Adverse Effect. At the Closing, subject to transfer of the Regulatory Applications/Approvals pursuant to Section 9.2(b), Seller will sell, assign, transfer, convey and deliver to Buyer good and valid title to each of the Purchased Assets, as the case may be, free and clear of all Encumbrances other than imperfections of title or other Encumbrances that, individually or in the aggregate with other such imperfections or other such Encumbrances, would not have a Material Adverse Effect.

Section 5.5 Litigation. As of the Agreement Date, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of Seller’s Affiliates relating to the Purchased Assets or the Product that (i) if adversely determined would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

Section 5.6 Regulatory Issues. Seller has made available to Buyer all material information related to the Regulatory Applications/Approvals reasonably requested in writing by Buyer. During the year immediately prior to the Agreement Date, (i) neither Seller nor any of Seller’s Affiliates has received any written notice from, or to the Knowledge of Seller been subject to any investigation of, any Governmental Entity regarding any material adverse findings relating to the Product or its manufacture, pricing or promotion and (ii) there has not been and is not pending any occurrence of any product recall, market withdrawal or replacement or post-sale warning conducted by or on behalf of Seller or any of Seller’s Affiliates concerning the Product, whether voluntary or otherwise. Without in any way limiting the foregoing, Seller has provided Buyer with access to the database maintained by Seller with respect to historical adverse experience reports relating to the Product.

Section 5.7 Compliance with Laws. Each of Seller and Seller’s Affiliates is in compliance with all Governmental Rules in the United States (including the FFDCA) applicable to the Purchased Assets or otherwise involving the Product in the United States, as the case may be, except where the failure to so comply would not have a Material Adverse Effect. Neither Seller nor any of Seller’s Affiliates has received any written notice within the three (3) years immediately prior to the Agreement Date (i) of any asserted material violation of any such Governmental Rules relating to the Purchased Assets or otherwise involving the Product or (ii) that any material investigation or review by any Governmental Entity with respect to the Purchased Assets or otherwise involving the Product is pending or is contemplated.

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Section 5.8 Assigned Contracts. Seller has made available to Buyer complete and correct copies of the Assigned Contracts. To the Knowledge of Seller, each of the Assigned Contracts is valid and in full force and effect as of the Agreement Date. Except as would not have a Material Adverse Effect, as of the Agreement Date, (i) to the Knowledge of Seller, the other party to each of the Assigned Contracts is not in default under, or in breach of, such Assigned Contract and has not provided any written notice to Seller or any of Seller’s Affiliates of any intention to terminate such Assigned Contract and (ii) neither Seller nor any of Seller’s Affiliates has received written notice that it is in default under, or in breach of, any Assigned Contract or provided written notice to the other party to each of the Assigned Contracts of any intention to terminate such Assigned Contract.

Section 5.9 Schering License Agreement. Seller has made available to Buyer copies, to the extent in the possession of Seller, of any Contracts for which Seller expects to incur Liabilities after the Closing in connection with the Schering License Agreement for clinical trials or other similar projects conducted jointly between Seller and Schering. Seller has made available to Buyer a summary of all material out-of-pocket costs paid by Seller to third Persons (i.e., excluding personnel and other internal costs of Seller or any of its Affiliates) in connection therewith during the 12-month period ending July 31, 2007, which summary was not prepared in accordance with generally accepted accounting principles.

Section 5.10 Intellectual Property Rights.

(a) Except as would not have a Material Adverse Effect, as of the Agreement Date, the Product Patents, the Licensed Patents and the Sublicensed Patent Rights include all Patents (or rights in Patents) filed with the USPTO that are owned by (or licensed to) Seller or any of Seller’s Affiliates and that would, to the Knowledge of Seller, be infringed by Seller or any of Seller’s Affiliates by developing, making, using, marketing, selling or distributing the Product (but only the Product) in the United States if any such Patent were owned by any other Person without a grant of rights to Seller or any of Seller’s Affiliates.

(b) With respect to any of the Product Patents for which Seller is a joint owner or co-owner, there are no restrictions by Contract between Seller or any of Seller’s Affiliates and the applicable joint owner or co-owner of such Product Patent on the exercise of the full scope of rights afforded Seller or any of Seller’s Affiliates as a joint owner or co-owner of such Product Patent.

(c) There are no claims pending or, to Seller’s Knowledge, threatened with regard to the ownership or licensing to or by Seller or any of Seller’s Affiliates of any of the Product Intellectual Property. Subject to any required third Person consents, Seller and Seller’s Affiliates have the legal power to convey to Buyer, as applicable, all of their ownership and license interests in the Product Intellectual Property.

(d) To the Knowledge of Seller, there is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction or other Action directly affecting the Product Intellectual Property or the Licensed Patents (collectively, “Disputes”), nor, to the Knowledge of Seller, has any such Dispute been threatened in writing, challenging the legality, validity, enforceability or ownership of any Product Intellectual Property or any Licensed Patent.

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To the Knowledge of Seller, no Product Intellectual Property or Licensed Patent is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of any Dispute.

(e) To the Knowledge of Seller, there are no outstanding Actions asserted in writing against Seller or any of Seller’s Affiliates as of the Agreement Date alleging that the development, manufacture, use, marketing, sale or distribution of the Product in the United States by Seller or any of Seller’s Affiliates infringes or misappropriates any intellectual property of any other Person.

(f) As of the Agreement Date, the Product Trademarks include all Trademarks filed with the USPTO owned by Seller or any of Seller’s Affiliates and used by Seller or any of Seller’s Affiliates solely and specifically in the manufacture, use, marketing, sale and distribution of the Product in the United States.

(g) Except as would not have a Material Adverse Effect, as of the Agreement Date, all of the Product Patents and the Product Trademarks have been duly registered or filed with, and all necessary registration, maintenance and renewal fees with respect to such Patents and Trademarks have been paid to, the USPTO.

(h) The patent applications included among the Product Patents are pending and have not been abandoned and will continue to be timely prosecuted by Seller or Seller’s Affiliates through the Closing Date.

Section 5.11 No Brokers. Seller has not entered into any agreement, arrangement or understanding with any Person that will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 5.12 Reliance. Seller recognizes and agrees that, notwithstanding any investigation by Buyer, Buyer is relying upon the representations and warranties made by Seller in this Section 5.

Section 5.13 Accuracy of Representations and Warranties. None of the representations and warranties of Seller in this Section 5 contain or will contain any untrue statement of material fact or omit or misstate a material fact necessary to make such representations and warranties not misleading.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS OF SELLER

Section 6.1 Conduct of Business Until Closing. During the period from the Agreement Date and continuing until the Closing, Seller agrees (except as listed on Schedule 6.1 or as otherwise provided in this Agreement or to the extent that Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed) that Seller and any of Seller’s Affiliates will conduct their respective businesses with respect to the Product and the Purchased Assets in substantially the same manner as presently conducted; provided, however, that nothing contained herein shall be deemed to require the expenditures of any funds outside of the ordinary course of business.

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Section 6.2 Access. During the period from the Agreement Date and continuing until the Closing, upon reasonable advance notice received from Buyer and at Buyer’s expense, Seller shall (i) afford Buyer and its representatives reasonable access to, during regular business hours, or furnish Buyer and its representatives with copies of, documents used solely and specifically with respect to the Purchased Assets, the Product in the United States or the Post-Closing Liabilities by Seller or any of Seller’s Affiliates as Buyer may reasonably request, but in each instance only to the extent in existence as of such request and readily within the possession or control of Seller or any of Seller’s Affiliates, and (ii) otherwise cooperate and assist with Buyer’s investigation of the Purchased Assets, the Product in the United States or the Post-Closing Liabilities as Buyer may reasonably request.

Section 6.3 No Dispositions. During the period from the Agreement Date and continuing until the Closing, subject to Section 6.1, neither Seller nor any of Seller’s Affiliates shall sell, license, lease, transfer or otherwise hypothecate, or agree to sell, license, lease, transfer or otherwise hypothecate, any of the Purchased Assets.

Section 6.4 Post-Closing Orders and Payments. After the Closing, Seller shall (i) promptly deliver to Buyer any Customer Orders received after the Closing Date and any payments received from third parties for Finished US Goods ordered and purchased from Buyer after the Closing Date and (ii) exercise commercially reasonable efforts to refer all inquiries that it receives with respect to the Product in the United States (other than with respect to the Excluded Assets or the Pre-Closing Liabilities) to Buyer.

Section 6.5 Additional Assets. During the period from the Closing Date and continuing until one (1) year after the Closing Date, if Seller or Buyer identifies any tangible assets, Patents or Trademarks (including Internet domain names) of Seller that are necessary for (and were used by Seller solely in) the Commercialization as conducted by Seller prior to Closing that were not sold, assigned, transferred, conveyed and delivered to Buyer as required by this Agreement, then Seller shall undertake to promptly transfer such asset to Buyer, but in each instance only to the extent any such asset is: (i) in existence as of such time; (ii) in the possession of, and controlled and freely transferable by, Seller or any of Seller’s Affiliates; and (iii) not necessary or appropriate to be retained by Seller in order for Seller to (A) manufacture the Product under the terms of the Supply Agreement or the Schering Supply Agreement or (B) perform obligations following the Closing where performance is expected to be transitioned to Buyer pursuant to the Services Agreement.

Section 6.6 Medicare & Medicaid Reimbursement. For the period (the “Submission Window”) prior to the Closing during which CMS-HHS is accepting, and it is reasonable and practicable for Seller to submit, information for CMS-HHS to consider with respect to the 2008 reimbursement amount per treatment for the Product by CMS-HHS with respect to hospital outpatient treatment, including with respect to a decision by CMS-HHS potentially to reinstate such reimbursement at the applicable 2007 reimbursement amount, Seller shall: (i) make such a submission during the Submission Window with the intent of encouraging CMS-HHS to make

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such a decision; (ii) be diligent in its efforts to prepare such a submission; and (iii) be diligent and timely in its efforts to respond to any requests from CMS-HHS for clarification of such submission or follow-up information or discussion. To the extent reasonably practicable, Buyer shall have a right to (x) review and comment upon Seller’s proposed submission (as well as any follow-up information prepared by Seller) in advance of any delivery to CMS-HHS and (y) participate in any follow-up discussion by Seller with CMS-HHS. Notwithstanding the foregoing, Buyer expressly acknowledges that there can be no assurances that CMS-HHS will decide to reinstate the 2007 reimbursement amount or otherwise increase the reimbursement amount above that identified in its tentative determination for the 2008 reimbursement amount.

Section 6.7 HSR Act. As promptly as practicable after the Agreement Date, Seller shall file a Notification and Report Form under the HSR Act in order to consummate the transactions contemplated by this Agreement and reasonably cooperate with Buyer in connection therewith. Seller shall pay no filing fees incurred in connection with the parties’ compliance with the HSR Act.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 7.1 Buyer’s Organization; Good Standing. Buyer is a corporation duly organized and validly existing under the laws of Washington. Buyer has all requisite power and authority to carry on its business as it is currently being conducted. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 7.2 Authority; Execution and Delivery. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 7.3 No Violations; Consents. The execution and delivery of this Agreement or any of the Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof and thereof by Buyer will not: (i) violate any Governmental Rule to which Buyer is subject; (ii) breach or violate any provision of the Articles of Incorporation or Bylaws of Buyer; (iii) conflict with any material

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Contract to which Buyer is a party or by which it is otherwise bound, except for such violations or conflicts which would not materially interfere with Buyer’s performance of its obligations hereunder; or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with Buyer’s performance of its obligations hereunder.

Section 7.4 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of Buyer’s Affiliates that if adversely determined would delay the ability of Buyer to perform its obligations hereunder.

Section 7.5 No Brokers. Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 7.6 Availability of Funds. Buyer has cash available that is sufficient to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

ARTICLE VIII

CERTAIN COVENANTS AND AGREEMENTS OF BUYER

Section 8.1 Insurance. After the Closing Date and until that date which is five (5) years after the Closing Date, Buyer shall maintain product liability insurance in an amount of not less than Fifteen Million Dollars ($15,000,000) annual aggregate, including retention. Buyer shall provide Seller with a certificate of insurance on the Closing Date as evidence of such insurance and annually thereafter (until that date which is five (5) years after the Closing Date) evidencing the renewal of such insurance. Buyer shall promptly notify Seller of any material change in the terms of such insurance from those set forth in the most recent certificate of insurance provided to Seller pursuant to this Section 8.1.

Section 8.2 Records. Buyer shall preserve and maintain all material books and records (including financial information) included within the Purchased Assets for a period of at least five (5) years from the Closing Date and make such books and records available for inspection and copying by Seller or its agents upon reasonable request and upon reasonable notice. Thereafter, Buyer shall not dispose of or destroy any of such material books or records without giving thirty (30) days prior written notice to Seller to permit Seller to duplicate or take possession of any such books and records.

Section 8.3 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer. Seller shall indemnify and hold Buyer harmless from, against and in respect of (and shall reimburse Buyer for) any and all liabilities that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

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Section 8.4 No Representations by Seller; Schedules. BUYER ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY SELLER OTHER THAN AS SPECIFICALLY SET FORTH IN ARTICLE V, AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, THE PURCHASED ASSETS OR THIS AGREEMENT. BUYER HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY AND ALL IMPLIED WARRANTIES. NO ORAL WARRANTIES, REPRESENTATIONS OR STATEMENTS SHALL BE CONSIDERED A PART HEREOF. The information included on any Schedule delivered to Buyer by Seller (including, for this purpose, the Disclosure Schedule) shall be deemed to have been delivered with respect to all other Schedules (including, for this purpose, the Disclosure Schedule) delivered to Buyer by Seller as though such information were fully set forth on such other Schedules.

Section 8.5 Representations to Customers. After the Closing, Buyer shall not make: (i) any knowingly false or misleading representations to any Person regarding Seller, any of Seller’s Affiliates or the Product; (ii) any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the labeling and package insert or other documentation approved by the applicable Governmental Entities and accompanying or describing the Product; or (iii) any negative or disparaging statements about any product of Seller or any of Seller’s Affiliates; provided, however, that Buyer may, in compliance with applicable law, aggressively market, sell and promote the Product or other products that compete with products of Seller or any of Seller’s Affiliates.

Section 8.6 Continued Development. From and after the Closing, Buyer shall exercise commercially reasonable efforts to achieve the Milestone Events and otherwise continue to develop the Product consistent with the goals associated with the Milestone Events.

Section 8.7 Integrity Agreement. Promptly after the Agreement Date, Buyer shall notify OIG-HHS regarding Buyer’s proposed acquisition of the Product and shall enter into negotiations with OIG-HHS regarding an Integrity Agreement for the Product as required by that certain Settlement Agreement between Buyer and the United States of America dated April 16, 2007.

Section 8.8 HSR Act. As promptly as practicable after the Agreement Date, Buyer shall file a Notification and Report Form under the HSR Act in order to consummate the transactions contemplated by this Agreement and reasonably cooperate with Seller in connection therewith; provided, however, that the foregoing shall not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain termination or expiration of any applicable waiting period under the HSR Act. Buyer shall pay all filing fees incurred in connection with the parties’ compliance with the HSR Act.

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ARTICLE IX

OTHER COVENANTS AND AGREEMENTS

Section 9.1 Trade Returns; Rebates.

(a) Notwithstanding any provision herein to the contrary, Seller shall bear the cost of returns of any Finished US Goods sold prior to the Closing Date, and Buyer shall bear the cost of returns of any Finished US Goods sold on or after the Closing Date. Buyer and Seller shall each be responsible for processing returns of Finished US Goods during the periods for which such party bears the cost thereof in accordance with the provisions of this Section 9.1(a). Neither Seller nor Buyer shall take any action to encourage or delay the return of any Finished US Goods.

(b) Notwithstanding any provision herein to the contrary, Seller shall bear the cost of all Rebates for the Product sold prior to the Closing Date and Buyer shall bear the cost of all Rebates for the Product sold on or after the Closing Date. The portion of Rebates for each quarter following the Closing Date that are the responsibility of both Seller and Buyer shall be determined by calculating the portion of days within such quarter which were prior to the Closing Date and the portion which were on or after the Closing Date. Likewise, the parties shall split any Medicaid or other refunds for any applicable quarter based on the same ratio. Any party owing sums to the other party pursuant to this Section 9.1(b) shall pay such amounts within ten (10) Business Days of receiving an invoice for such amount from the other party.

(c) Notwithstanding any provision herein to the contrary, after the Closing Date, Seller shall be responsible for the administration of the Medicaid rebate process for any Product that bears an NDC Number and Buyer shall be solely responsible for the administration of such process for any Product that bears the national drug code number established by Buyer in accordance with the Supply Agreement, which in no event shall be later than December 31, 2007. Buyer and Seller shall each furnish the other with any information necessary for each party’s performance of its administrative responsibilities pursuant to this Section 9.1(c) in the form reasonably requested by the other party, including applicable pricing information. For so long as Seller is responsible for the administration of the Medicaid rebate process for the Product, Buyer shall provide Seller with the necessary information within five (5) days of the close of each calendar quarter in the form reasonably requested by Seller. Any fines associated with incorrect or late information provided by Seller or Buyer to the other party under this Section 9.1(c) shall be reimbursed by Seller or Buyer, as the case may be, to the other party.

(d) Notwithstanding any provision herein to the contrary, Buyer shall be solely responsible for any notices to any Governmental Entities in the United States with respect to any changes in the AWP (average wholesale price) or WAC (weighted average cost) of the Product following the Closing Date, in each such case as may be required by any Governmental Rule.

Section 9.2 Regulatory Applications/Approvals; Adverse Experience Reports; Medical Inquiries and Complaints.

(a) Prior to the Closing Date, to the extent reasonably practicable and permitted by Governmental Rule, Seller shall include Buyer in all material discussions with the FDA regarding the Product, including granting Dr. James Bianco the rights to (i) be present at all such meetings and (ii) consult with Seller and participate in discussions regarding any regulation of the Product by the FDA.

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(b) As of the Closing Date, Buyer shall be solely responsible for taking any actions necessary: (i) to effect the transfer of the Regulatory Applications/Approvals to Buyer, including notices to the FDA and any other Governmental Entities regarding such transfer, subject to BIIB’s cooperation under the Transition Services Agreement; (ii) to obtain any documentation required to maintain the Regulatory Applications/Approvals or to obtain any further authorizations under any Governmental Rule (including any GMP certificates from third party manufacturers, any certificates of pharmaceutical product and the like); and (iii) otherwise to comply with any Governmental Rule with respect to the Regulatory Applications/Approvals; provided, however, that Seller shall provide reasonable assistance and cooperation to Buyer so that Buyer may comply with its obligations under this Section 9.2(b) to the extent that any such actions relate to the sale of the Product prior to the Closing Date.

(c) After the Closing, Buyer shall be solely responsible for investigating and reporting adverse experiences for the Product to any Governmental Entities in the United States and addressing any such Governmental Entities’ inquiries related to the safety of the Product; provided, however, that Seller shall provide reasonable assistance and cooperation to Buyer so that Buyer may comply with its obligations under this Section 9.2(c) to the extent that any such investigations or inquiries relate to the sale of the Product prior to the Closing Date.

(d) After the Closing, Buyer shall be solely responsible for addressing any Person’s medical inquiries or complaints related to the Product in the United States; provided, however, that any damages payable to any Person due to Products sold or otherwise distributed by Seller or Seller’s Affiliates prior to the Closing Date shall be paid by Seller subject to the indemnification provisions in Article XII; and provided, further, that Seller shall provide reasonable assistance and cooperation to Buyer so that Buyer may comply with its obligations under this Section 9.2(d) to the extent that any such inquiries or complaints relate to the sale of the Product prior to the Closing Date.

Section 9.3 Transitional License. Effective as of the Closing, Seller hereby grants to Buyer, Buyer’s Affiliates and their respective distributors the limited, non-transferable right and license to use the Seller Trade Dress and the Seller Trademarks that have been used by Seller and any of Seller’s Affiliates in connection with their respective marketing, sale and distribution of the Product for Buyer’s, Buyer’s Affiliates’ and their respective distributors’ marketing, sale and distribution of the Product in the United States consistent with the past practices of Seller and any of Seller’s Affiliates. Such limited right and license shall include the right to use the Seller Trademarks on the Product Marketing Materials. Such limited right and license will be effective until the earlier of (i) the exhaustion of the Product Marketing Materials or (ii) December 31, 2007; provided, however, that Buyer shall use reasonable commercial efforts to cease using the Seller Trade Dress and the Seller Trademarks as soon as practicable after the Closing Date. Following such time period, neither Buyer nor its distributors shall use, in any manner or for any purpose, directly or indirectly, the Seller Trade Dress or the Seller Trademarks. All use of the Seller Trade Dress and the Seller Trademarks by Buyer, Buyer’s Affiliates and their respective distributors shall inure to the benefit of Seller or any of Seller’s Affiliates, as the case may be, and shall be in accordance with the past practice of Seller and any of Seller’s Affiliates for quality standards for the Product, the Product Marketing Materials, the Seller Trade Dress and the Seller Trademarks. Buyer hereby acknowledges and agrees that no right, license or any transfer is granted by Seller to Buyer by implication or otherwise with respect to the Seller Trade Dress and the Seller Trademarks, except as provided in this Section 9.3.

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Section 9.4 Sublicenses to Sublicensed Patent Rights; Consents to Assignment of Assigned Contracts.

(a) Each of Seller and Buyer shall exercise commercially reasonable efforts to obtain, as of the Closing (or as promptly as practicable thereafter) and pursuant to and subject to the terms and conditions of the applicable Sublicensed Patent Rights Agreements, the Sublicense Agreements to provide Buyer with sublicenses or similar rights under the Sublicensed Patent Rights with respect to the Product. Seller shall exercise commercially reasonable efforts to prepare and negotiate each Sublicense Agreement with the applicable third Person while incorporating Buyer’s reasonable comments or requests (to the extent consistent with the rights of Seller or any of Seller’s Affiliates, with respect to the Product, under the applicable Sublicensed Patent Rights Agreement). Each of Seller and Buyer shall exercise commercially reasonable efforts to complete their foregoing obligations under this Section 9.4(a) within thirty (30) days of the Agreement Date. Without limiting the foregoing, Buyer shall provide reasonable assistance and cooperation to Seller so that Seller and Seller’s Affiliates may settle any disputes under the Sublicensed Patent Rights Agreements described on Schedule 6.1. For the avoidance of doubt, the expectation and intent of Buyer and Seller is that, after the Closing, Buyer will pay all royalties, provide all royalty reports and otherwise perform all obligations of the licensed party under the Sublicensed Patent Rights Agreements with respect to any Product ultimately sold to, or used by, end-users in the United States on or after the Closing Date.

(b) Each of Seller and Buyer shall exercise commercially reasonable efforts to obtain, as of the Closing (or as promptly as practicable thereafter) and pursuant to and subject to the terms and conditions of the applicable Assigned Contracts, the consent of any other Person (as identified on Schedule 5.8) in order for any interest of Seller or any of Seller’s Affiliates in any such Assigned Contract to be assigned to Buyer. Seller shall exercise commercially reasonable efforts to prepare and negotiate each such consent with the applicable third Person while incorporating Buyer’s reasonable comments or requests (to the extent consistent with the rights of Seller or any of Seller’s Affiliates under the applicable Assigned Contract). Each of Seller and Buyer shall exercise commercially reasonable efforts to complete their foregoing obligations under this Section 9.4(b) within thirty (30) days of the Agreement Date.

Section 9.5 Schering Agreements. Seller shall not amend the Schering License Agreement, the Schering Pharmacovigilance Agreement or the Schering Supply Agreement in any manner to (i) provide Schering or any successor or assignee with a right to offer to sell, sell, import or distribute the Product in the United States or (ii) materially and adversely affect the obligations of Buyer under the Schering License Agreement or the Schering Pharmacovigilance Agreement that Buyer will perform or bear responsibility for pursuant to the Services Agreement.

Section 9.6 Nondisclosure and Restricted Use Obligations.

(a) Confidential Information. Each party (a “Receiving Party”) acknowledges that it may receive (or, as the result of one or more transfers contemplated by this

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Agreement or any other Transaction Document, it may be or become in possession of) Confidential Information of another party (a “Disclosing Party”) in the performance of this Agreement or any other Transaction Document. Each Receiving Party shall exercise commercially reasonable efforts to safeguard and to hold the Confidential Information of a Disclosing Party in confidence, and shall limit disclosure of such Confidential Information to those employees and consultants of the Receiving Party and its Affiliates who are bound by obligations of confidentiality to the Receiving Party consistent with the terms of this Section 9.6. A Receiving Party shall not, directly or indirectly, disclose, publish or use for the benefit of any other Person or itself, except in performing this Agreement or any other Transaction Document, any Confidential Information of a Disclosing Party without first having obtained the Disclosing Party’s written consent to such disclosure or use.

(b) Manufacturing Confidential Information. To the extent that any Confidential Information constitutes Manufacturing Confidential Information, then in addition to Buyer’s obligations under the foregoing subsection (a), Buyer shall: (i) safeguard and hold such Manufacturing Confidential Information in strict confidence; (ii) not use such Manufacturing Confidential Information other than in the manufacture or supply of the Product solely for sale to or use by end-users in the United States; and (iii) limit disclosure of such Manufacturing Confidential Information only to a third party manufacturer engaged by Buyer which is bound by obligations of confidentiality and restricted use (i.e., requiring such third party manufacturer to (x) not use such Manufacturing Confidential Information other than in the manufacture or supply of the Product solely for sale to or use by end-users in the United States and (y) not further disclose such Manufacturing Confidential Information to any Person under any circumstances).

(c) Exception for Legal Requirement. A Receiving Party shall be entitled to disclose any Confidential Information of a Disclosing Party: (i) if, in the opinion of the Receiving Party’s outside counsel or general counsel, such public announcement or public statement is necessary to avoid committing a violation of any Governmental Rule or any regulation of any securities association, stock exchange or national securities quotation system on which the Receiving Party’s securities are, or are proposed to be, listed or traded, or by order of any Governmental Entity: (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement or any other Transaction Document; or (iii) as may be required in furtherance of a party’s obligations under this Agreement or any other Transaction Document; provided, however, that in any such event, the Receiving Party shall give advance written notice to the Disclosing Party and exercise commercially reasonable efforts, wherever possible, to obtain confidential treatment of such information by the applicable Governmental Entity or other recipient (and, in the case of clause (i), the Disclosing Party shall be provided with a copy of the proposed disclosure in sufficient time to allow a reasonable opportunity to comment thereon) to the extent practicable.

(d) Extended Term of Confidentiality Obligations. The obligations set forth in this Section 9.6 shall survive the Agreement Date for five (5) years (without limiting the effect of any longer term for similar arrangements set forth in the Supply Agreement). Nothing in this Section 9.6 shall be construed to create or imply any right or license under any patent, trademark, copyright or other intellectual property right owned or controlled by a party or its Affiliates (except as may be expressly set forth elsewhere in this Agreement or any other Transaction Document).

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(e) Injunctive Relief. In addition to any other relief or remedy available to it at law or in equity, each party shall be entitled to seek temporary or permanent injunctive relief from any court of competent jurisdiction, without the posting of any bond, in order to enforce its rights as to the other party’s performance of its covenants under this Section 9.6.

(f) Supplement to Confidentiality Agreement. The obligations of this Section 9.6 shall supplement (i.e., be in addition to), but not supersede, the Confidentiality Agreement or any confidentiality provisions in any other Transaction Document (including the Supply Agreement).

Section 9.7 Non-Assertion of Intellectual Property Rights. After the Closing, Seller agrees that neither Seller nor any of Seller’s Affiliates will (i) assert an Action against Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) under any patent, trade secret, copyright, trademark or other proprietary right (including, for this purpose, any right pursuant to any pending patent application or any patent application filed with respect to an invention existing as of the Agreement Date so long as such patent application is filed with the USPTO or similar Governmental Entity within one (1) year of the Agreement Date) owned or controlled on or prior to the Closing by Seller or any of Seller’s Affiliates that the development, manufacture, use, marketing, sale, importation or distribution of the Product (but only the Product) after the Closing in accordance with and subject to the Transaction Documents by Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) infringes any such patent, trade secret, copyright, trademark or other proprietary right (including, for this purpose, any right pursuant to any pending patent application or any patent application filed with respect to an invention existing as of the Agreement Date so long as such patent application is filed with the USPTO or similar Governmental Entity within one (1) year of the Agreement Date), or otherwise participate in or initiate any related Action, or (ii) render assistance to any Person in connection with any such assertion or Action. After the Closing, Seller agrees that neither Seller nor any of Seller’s Affiliates will (a) assert an Action against Buyer or any of Buyer’s Affiliates or any applicable third Person that any of the Product Patents is invalid or unenforceable, or otherwise participate in or initiate any related Action, or (b) render assistance to any Person in connection with any such assertion or Action. After the Closing, Buyer agrees that neither Buyer nor any of Buyer’s Affiliates will (x) assert an Action against Seller or any of Seller’s Affiliates or any applicable third Person that any of the Licensed Patents or the Patents for which a sublicense has been granted to Buyer under the Sublicense Agreements is invalid or unenforceable, or otherwise participate in or initiate any related Action, or (y) render assistance to any Person in connection with any such assertion or Action.

ARTICLE X

CONDITIONS PRECEDENT

Section 10.1 Conditions to Each Party’s Obligations. The obligations of Buyer to

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purchase the Purchased Assets from Seller and to assume the Post-Closing Liabilities, and the obligations of Seller to sell, assign, convey and deliver all right, title and interest of Seller or any of Seller’s Affiliates in, to and under the Purchased Assets to Buyer, are subject to the conditions that as of the Closing (i) there will be no effective temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and (ii) the waiting period or periods required by any and all filings made under the HSR Act will have expired or been terminated.

Section 10.2 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets from Seller and to assume the Post-Closing Liabilities are subject to the satisfaction of each of the following conditions as of the Closing:

(a) The representations and warranties of Seller set forth in this Agreement will be true and correct as of the Closing as though made on and as of the Closing Date, except (i) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date) and (ii) for breaches of representations and warranties as to matters that in the aggregate would not have a Material Adverse Effect, and Buyer will have received a certificate signed by an officer of Seller certifying the same.

(b) Seller will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing, and Buyer will have received a certificate signed by an officer of Seller certifying the same.

(c) There will be no change, circumstance or effect after the Agreement Date that is a Material Adverse Effect.

(d) Seller will have executed and delivered to Buyer (i) the Transaction Documents other than the Sublicense Agreements, each substantially in the form attached hereto, and (ii) the Sublicense Agreements, each in form and substance satisfactory to Buyer in Buyer’s reasonable discretion.

(e) Seller or any of Seller’s Affiliates, as applicable, will have received consents or approvals from the applicable Persons for the assignment to Buyer of the Assigned Contracts listed on Schedule 10.2(e), and each of the applicable third Persons will have executed and delivered to Seller the Sublicense Agreements (or otherwise provided such third Person’s consent, as applicable), each in form and substance satisfactory to Buyer in Buyer’s reasonable discretion.

(f) Buyer will have received confirmation and acceptance from OIG-HHS of Buyer’s notice to OIG-HHS regarding Buyer’s proposed acquisition of the Product and will have entered into negotiations with OIG-HHS regarding an Integrity Agreement for the Product as required by that certain Settlement Agreement between Buyer and the United States of America dated April 16, 2007.

Section 10.3 Conditions to the Obligations of Seller. The obligations of Seller to sell,

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assign, convey and deliver all right, title and interest of Seller or any of Seller’s Affiliates in, to and under the Purchased Assets to Buyer are subject to the satisfaction of each of the following conditions as of the Closing:

(a) The representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects as of the Closing as though made on and as of the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date) and (ii) for breaches of representations and warranties as to matters that in the aggregate would not materially interfere with Buyer’s performance of its obligations hereunder, and Seller will have received a certificate signed by an officer of Buyer certifying the same.

(b) Buyer will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing, and Seller will have received a certificate signed by an officer of Buyer certifying the same.

(c) Buyer will have executed and delivered to Seller (i) the Contract Assignment and Assumption Agreement, the General Assignment and Assumption Agreement, the License Agreement, the License-Back Agreement, the Security Agreement, the Services Agreement, the Supply Agreement and the Transition Services Agreement, each substantially in the form attached hereto, and (ii) the Sublicense Agreements, each in form and substance satisfactory to Seller in Seller’s reasonable discretion.

(d) Seller or any of Seller’s Affiliates, as applicable, will have received consents or approvals from the applicable Persons for the assignment to Buyer of the Assigned Contracts listed on Schedule 10.2(e), and each of the applicable third Persons will have executed and delivered to Seller the Sublicense Agreements (or otherwise provided such third Person’s consent, as applicable), each in form and substance satisfactory to Seller in Seller’s reasonable discretion.

(e) Buyer and OIG-HHS will have executed and delivered to one another an Integrity Agreement for the Product as required by that certain Settlement Agreement between Buyer and the United States of America dated April 16, 2007.

(f) Buyer will have paid to Seller Fifty-Eight Thousand Six Hundred Seventy-Two and 85/00 Dollars ($58,672.85) in cash, which amount has been (or immediately following the Closing will be) distributed by Seller to Product-related employees of Seller or any of Seller’s Affiliates as retention bonuses as set forth on Schedule 10.3(f).

(g) Buyer will have paid to Seller the Purchase Price.

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ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

Section 11.1 Termination.

(a) Notwithstanding any provision herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Seller if any of the conditions set forth in Section 10.1 or 10.3 become incapable of fulfillment and have not been expressly waived by Seller;

(iii) by Buyer if any of the conditions set forth in Section 10.1 or 10.2 become incapable of fulfillment and have not been expressly waived by Buyer; or

(iv) by Seller or Buyer if the Closing does not occur on or prior to November 30, 2007 (or, upon the written request of either party at least five (5) days prior to November 30, 2007, any date no later than December 31, 2007 identified in such written request when any of the conditions set forth in Article X will be incapable of fulfillment by November 30, 2007, provided that the party seeking such later date is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement);

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by either Seller or Buyer pursuant to this Section 11.1, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Buyer shall return to Seller all documents and other material received from Seller relating to the Product and the Purchased Assets and to the transactions contemplated hereby, whether obtained before or after the Agreement Date; and

(ii) all confidential information received by Buyer with respect to Seller, the Product or the Purchased Assets shall be treated in accordance with the Confidentiality Agreement, which will remain in full force and effect notwithstanding the termination of this Agreement.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become null and void and of no further force and effect, except as otherwise provided in Section 11.1(b); provided, however, that nothing in this Section 11.1 shall be deemed to release any party from any liability for any breach by such party of any of the terms or provisions of this Agreement.

Section 11.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each party. By an instrument in writing, Buyer or Seller may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

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ARTICLE XII

INDEMNIFICATION

Section 12.1 Survival. All representations and warranties of Buyer and Seller contained herein or in any other Transaction Document (other than the Supply Agreement) or made pursuant hereto or pursuant to any other Transaction Document (other than the Supply Agreement) shall survive the Closing Date for a period of twelve (12) months after the Closing Date. The covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive and remain in full force for the applicable periods described herein or therein or, if no such period is specified, indefinitely. Any right of indemnification pursuant to this Article XII with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the representation, warranty or covenant claimed to be breached, unless on, prior to or within thirty (30) days from such date the party from whom indemnification is sought has received written notice of a good faith claim in accordance with the provisions of Section 12.6.

Section 12.2 Indemnification by Seller.

(a) Subject to Section 12.2(b), Seller agrees to indemnify Buyer, Buyer’s Affiliates and their respective officers, directors and employees (the “Buyer Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i) any breach by Seller or any of Seller’s Affiliates of any representation or warranty made by Seller or any of Seller’s Affiliates contained in this Agreement or in any other Transaction Document (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement);

(ii) any breach by Seller or any of Seller’s Affiliates of any covenants of Seller or any of Seller’s Affiliates contained in this Agreement or in any other Transaction Document (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement); or

(iii) any Pre-Closing Liabilities.

(b) The indemnification in favor of the Buyer Indemnified Parties contained in Sections 12.2(a)(i) and 12.2(a)(ii) (but, for the avoidance of doubt, not Section 12.2(a)(iii)) shall be subject to the following limitations:

(i) Seller shall not be liable for such indemnification until the aggregate dollar amount of all Losses claimed thereunder exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent such aggregate amount of Losses exceeds such amount; and

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(ii) Seller shall not be liable for such indemnification after the aggregate dollar amount of all Losses claimed thereunder is equal to Three Million Dollars ($3,000,000) (the “Seller Cap Amount”), and Seller shall thereafter have no further obligations or liabilities with respect to any such Losses.

(c) Buyer acknowledges and agrees that the indemnification provided in this Section 12.2 shall be Buyer’s sole and exclusive remedy for all Losses related to or arising at law, under any statute or in equity, or otherwise out of this Agreement, any of the other Transaction Documents (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement) or any of the transactions contemplated hereby or thereby (other than claims of, or causes of action arising from, fraud) and, in furtherance thereof, Buyer waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims, actions or causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller or any of Seller’s Affiliates relating to the subject matter of this Agreement, any of the other Transaction Documents (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement) or any of the transactions contemplated hereby or thereby, other than the remedies provided in this Section 12.2; provided, however, that Buyer shall be entitled to seek temporary or permanent injunctive relief or specific performance in order to enforce its rights under this Agreement or any of the other Transaction Documents (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement).

Section 12.3 Indemnification by Buyer. Buyer hereby agrees to indemnify Seller, Seller’s Affiliates and their respective officers, directors and employees (the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i) any breach by Buyer of any representation or warranty made by it contained in this Agreement or in any other Transaction Document (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement);

(ii) any breach by Buyer of any of its covenants contained in this Agreement or in any other Transaction Document (other than the Services Agreement, the Supply Agreement or the Transition Services Agreement);

(iii) any Post-Closing Liabilities; or

(iv) any Liabilities of Seller under Section 15.2 of the Schering License Agreement (i.e., payments to Schering pursuant to the indemnification obligations of Seller thereunder) to the extent arising in connection with the Commercialization or any acts or omissions of Buyer or any of its direct or indirect Affiliates, assignees, successors, licensees, transferees, distributors or commercial partners (or their respective Affiliates) from and after the Closing Date.

Section 12.4 Losses Net of Insurance; Limitations. The amount of any Loss for which indemnification is provided under this Article XII shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss. IN NO

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EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, WHETHER FOR BREACH OF CONTRACT, IN TORT, NEGLIGENCE, WARRANTY OR STRICT LIABILITY, OR OTHERWISE, FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, SUCH AS LOSSES OF REVENUES OR PROFITS.

Section 12.5 Termination of Indemnification. The obligations to indemnify and hold harmless any Person party pursuant to Sections 12.2(a)(i), 12.2(a)(ii), 12.3(i) and 12.3(ii) shall terminate when the applicable representation, warranty or covenant terminates, except as otherwise provided in Section 12.1. The obligations to indemnify and hold harmless any Person party pursuant to Section 12.3(a)(iv) shall terminate upon termination of Seller’s obligations under Section 15.2 of the Schering License Agreement. The obligations to indemnify and hold harmless any Person party pursuant to Sections 12.2(a)(iii) and 12.3(iii) shall not terminate by reason of any passage of time.

Section 12.6 Procedure.

(a) In order for an indemnified Person under this Article XII (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying Person under this Article XII (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

(b) If the indemnification sought pursuant hereto involves a claim made by a third Person against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that Buyer shall have the sole right to select counsel and control the defense for any Third Party Claim to the extent it relates to the Regulatory Applications/Approvals. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than (i) during any period in

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which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above or (ii) as to any Third Party Claim to the extent that it relates to the Regulatory Applications/Approvals). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnifying Party shall not settle, compromise or discharge such Third Party Claim, to the extent that it involves any agreement, performance or observance by the Indemnified Party or to the extent that it would be reasonably likely to establish a precedential custom or practice materially adverse to the business interests of the Indemnified Party, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 13.2 Further Assurances and Actions. Buyer and Seller, whether before or after the Closing and without further consideration, shall each do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including, as applicable, upon the request of the other party).

Section 13.3 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a)	if to Buyer:

Cell Therapeutics, Inc.

501 Elliott Avenue Suite 400

Seattle, WA 98119

Telephone: (206) 284-5774

Facsimile: (206) 284-6114

Attn: James A. Bianco, M.D.

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with a copy to:

Heller Ehrman LLP

333 Bush Street

San Francisco, CA 94104

Telephone: (415) 772-6000

Facsimile: (415) 772-6268

Attn: Karen A. Dempsey

(b)	if to Seller:

Biogen Idec Inc.

14 Cambridge Place

Cambridge, MA 02142

Telephone: (617) 679-2000

Facsimile: (617) 679-2838

Attn: General Counsel

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, CA 92130

Telephone: (858) 509-4000

Facsimile: (858) 509-4010

Attn: Mike Hird

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) by certified mail; or (iii) nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 13.3 (or in accordance with the latest unrevoked direction from the receiving party).

Section 13.4 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 13.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered by each party to the other party, it being understood that all parties need not sign the same counterpart.

Section 13.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the schedules and exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

Section 13.8 Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Section 13.9 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.10 Publicity. Neither party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party’s counsel may be required by law or the rules of any stock exchange or interdealer quotation service on or through which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure shall provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties shall coordinate with one another regarding the timing, form and content of such disclosure.

Section 13.11 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that, so long as any such successor or assign agrees in writing to be bound by this Agreement, either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor to the relevant portion of the assigning party’s business by reason of merger, sale of all or substantially all of its assets or securities or any similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Agreement Date.

BIOGEN IDEC INC.

By:	/s/ Faheem Hasnain
Name:	Faheem Hasnain
Title:	Senior Vice President

CELL THERAPEUTICS, INC.

By:	/s/ Daniel G. Eramian
Name:	Daniel G. Eramian
Title:	E.V.P. Corporate Communications

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Exhibits

A	Contract Assignment and Assumption Agreement

B	General Assignment and Assumption Agreement

C	General Assignment and Bill of Sale

D	License Agreement

E	License-Back Agreement

F	Patent Assignment

G	Security Agreement

H	Services Agreement

I	Supply Agreement

J	Trademark Assignment

K	Transition Services Agreement

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Schedules

5.8	Assigned Contracts

5.10	Licensed Patents, Sublicensed Patent Rights Agreements, Product Domain Names, Product Trademarks and Product Patents

6.1	Exceptions to Conduct of Business Until Closing

10.2(e)	Assigned Contracts Requiring Consent for the Closing

10.3(f)	Retention Bonuses

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